EXHIBIT 21




                      HOMELAND HOLDING CORPORATION

                          LIST OF SUBSIDIARIES



                                                           Jurisdiction
Name of Subsidiaries                                    Where Incorporated

Homeland Stores, Inc.                                        Delaware

SLB Marketing, Inc.                                           Texas

JCH Beverage, Inc.                                            Texas